Filed Pursuant to Rule 424(b)(5)
Registration No. 333-258185

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 10, 2022

Preliminary Prospectus Supplement (To Prospectus dated August 5, 2021)

Shares of Common Stock

Pre-Funded Warrants to Purchase up to                Shares of Common Stock

Warrants to Purchase up to      Shares of Common Stock

We are offering                shares of our common stock, par value $0.001 per share (the “common stock”) and accompanying warrants to purchase up                 shares of our common stock at an exercise prices of $                per share, which are immediately exercisable and will expire                months from the date of issuance (the “common warrants”). The common warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the common warrants.

We are also offering, for certain investors that so choose, pre-funded warrants to purchase an aggregate of                shares of common stock (the “pre-funded warrants”) (and the shares of common stock issuable from time to time upon exercise of the pre-funded warrants), in lieu of shares of common stock, and accompanying common warrants to purchase                shares of our common stock. Each pre-funded warrant will be exercisable for one share of common stock at an exercise price of $0.001 per share of common stock. The public offering price is $                per pre-funded warrant and accompanying common warrant, which is equal to the public offering price per share of common stock and accompanying common warrant less $0.001. Each pre-funded warrant will be exercisable upon issuance and will expire                 months from the date of issuance. The shares of common stock or pre-funded warrants, as applicable, and the accompanying common warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. We refer to the pre-funded warrants and the common warrants, together, as the warrants. We refer to the shares of common stock issued in this offering, the pre-funded warrants and the common warrants, collectively, as the securities. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the pre-funded warrants and the common warrants sold in this offering.

Our common stock is listed for trading on the Nasdaq Global Select Market under the symbol “ATNX.” On August 9, 2022, the closing sales price of our common stock on the Nasdaq Global Select Market was $1.10 per share. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange. Without an active trading market, the liquidity of the warrants will be limited.

	Per Share and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price(1)	$	$	$
Underwriting discounts and commissions to be paid by us(2)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Includes $0.01 per warrant for the accompanying warrants.
(2)	See “Underwriting” for additional information regarding total underwriting compensation, including information on underwriting discounts and offering expenses.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page S-9 of this prospectus supplement and on page 4 of the accompanying prospectus before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the securities against payment on or about     , 2022.

Sole Bookrunning Manager

SVB SECURITIES

Prospectus supplement dated      , 2022.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of securities and updates the information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which provides more general information, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents previously filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein, the information in this prospectus supplement will supersede such information. For a more detailed understanding of an investment in our securities, you should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information.”

This prospectus supplement is part of a shelf registration statement on Form S-3 that we filed with the SEC on July 27, 2021, amended on August 5, 2021, and became effective on August 12, 2021. Under the shelf registration process, we may from time to time offer and sell any combination of the securities described in the accompanying prospectus in one or more offerings.

Neither we nor the underwriters have authorized anyone to provide you with information that is different or in addition to that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give. Neither we nor the underwriters are making an offer to sell or soliciting an offer to buy our common stock under any circumstance in any jurisdiction where the offer or solicitation is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate as of any date other than the respective date of each of those documents, or that any information in documents that we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of shares of our common stock hereunder. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities offered hereby in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We have proprietary rights to trademarks, trade names and service marks appearing in this prospectus that are important to our business. Solely for convenience, the trademarks, trade names and service marks may appear in this prospectus without the ® and TM symbols, but any such references are not intended to indicate, in any way, that we forgo or will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, trade names and service marks. All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus supplement to “Athenex,” the “Company,” “we,” “us” and “our” refer to Athenex, Inc. and its consolidated subsidiaries.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference herein and therein contain, and any applicable free writing prospectus including the documents we incorporate by reference therein may contain, forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). All statements other than statements of historical fact are “forward-looking statements” for purposes of this prospectus supplement and the accompanying prospectus. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “guidance,” “indicate,” “intend,” “likely,” “may,” “might,” “mission,” “preliminary,” “plan,” “potentially,” “predict,” “project,” “promising,” “seek,” “should,” “strategy,” “will,” “would” and similar expressions and variations thereof.

Forward-looking statements appear in a number of places throughout this prospectus supplement and the accompanying prospectus and the documents that we incorporate by reference herein and therein, and include statements based largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs, such as:

•	our history of operating losses and the substantial doubt about our ability to continue as a going concern;

•	our strategic pivot to focus on our cell therapy platform and our plan to dispose of non-core assets;

•	our ability to obtain financing to fund operations, successfully redirect our resources and reduce our operating expenses;

•	our ability to complete the sale of our equity interests in our China subsidiaries;

•	our ability to refinance, extend or repay our substantial indebtedness owed to our senior secured lender;

•

the development stage of our primary clinical candidates, including NKT Cell Therapy and related risks involved in drug development, clinical trials, regulation, uncertainties around regulatory reviews and approvals;

•	the preclinical and clinical results for Athenex’s drug candidates, which may not support further development of such drug candidates;

•	the Company’s ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all;

•	the uncertainty of ongoing legal proceedings and the risks and uncertainties inherent in litigation, including purported stockholder class actions;

•

risks related to our ability to successfully integrate the business of Kuur Therapeutics into our existing businesses, including uncertainties associated with maintaining relationships with customers, vendors, and employees, as well as differences in operations, cultures, and management philosophies that may delay successful integration and our ability to support the added cost burden of Kuur’s business;

•	risks related to counterparty performance, including our reliance on third parties for success in certain areas of our business;

•

the impact of the COVID-19 pandemic and other macroeconomic factors, such as the war in Ukraine, and their ongoing impact on our operations, supply chain, cash flow, and financial condition; competition;

•	intellectual property risks;

•	risks relating to doing business internationally and in China;

•

the risk of development, operational delays, production slowdowns or stoppages or other interruptions at our manufacturing facility as well as our ability to find alternative sources of supply to meet our obligations and requirements; and

•	the risk that our common stock will be delisted from the Nasdaq Global Market if we are unable to regain compliance with its continued listing standards.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section below. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business. In light of these risks, uncertainties and assumptions, actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

S-iii

These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

You should read this prospectus supplement, the accompanying prospectus, the information incorporated herein and therein by reference, and the documents that have been filed as exhibits to the registration statement of which this prospectus supplement is a part completely and with the understanding that our actual future results may be materially different from what we expect.

All written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We caution investors not to rely too heavily on the forward-looking statements we make or that are made on our behalf. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus supplement to conform these statements to actual results or to changes in our expectations, except as required by law.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary description about us and our business highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein. It does not contain all of the information you should consider before making an investment decision. Before you decide to invest in our common stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and the financial statements and related notes incorporated by reference herein and therein. You can obtain information incorporated by reference into this prospectus from the SEC as described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

Company Overview

We are a biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next generation drugs for the treatment of cancer. Our mission is to improve the lives of cancer patients by creating more effective, safer, and accessible treatments. We have assembled a strong and experienced leadership team and have established operations across the pharmaceutical value chain to execute our goal of becoming a global leader in bringing innovative cancer treatments to the market and improving health outcomes.

We are organized around three operating segments: (1) our Oncology Innovation Platform, dedicated to the research and development of our proprietary drugs; (2) our Commercial Platform, focused on the sales and marketing of our specialty drugs and the market development of our proprietary drugs; and (3) our Global Supply Chain Platform, providing sterile injectable drugs to hospital pharmacies across the U.S. Our current clinical pipeline in the Oncology Innovation Platform is derived mainly from the following core technologies: (1) Cell Therapy, based on natural killer T (“NKT”) cells, and (2) Orascovery, based on a P-glycoprotein (“P-gp”) pump inhibitor.

Oncology Innovation Platform

Cell Therapy

NKT cells are a core aspect of our cell therapy platform technology. NKT cells are a subset of lymphocytes that share properties of both innate and adaptive immune cells. NKT cells acquire effector memory functions immediately after exiting the thymus and, thus, behave similarly to innate immunity cells like natural killer (“NK”) cells. Within the immune system, NKT cells have an important function, acting among the first cells to respond to either infection or stress in the tissues.

The target recognition for both NKT and T-cells is strictly restricted and antigen specific. Although both NKT and T-cells express TCRs, their models for recognition of antigen (target) are distinct. Both T-cells and NKT cells recognize target antigens in association with other molecules, a phenomenon called “restriction.” T-cell TCRs are restricted by either human leukocyte antigen (HLA) class I or class II whereas NKT cell TCRs are restricted by CD1d, which is related to class I HLA in structure. The CD1d molecule is identical in all people (monomorphic) while HLA class I and II molecules are polymorphic. T-cells utilize a wide variety of different TCRs, whereas type 1 NKT cells (which we use) employ an invariant TCR (iTCR). As a result, without major genetic engineering, the majority of T-cell products must be limited to autologous use, given the potential for toxicity if T-cell products are infused into a genetically different recipient (e.g., GvHD). In contrast, because CD1d is the same in all individuals, and NKT cells express an iTCR restricted by CD1d, the potential for GvHD toxicity is minimal. We believe that this provides us a promising basis to use NKT cells for an allogeneic (“off-the-shelf”) product, without the need for complex genetic engineering to prevent GvHD.

Our lead product candidates in our cell therapy platform are KUR-501, KUR-502, and KUR-503.

In November 2021, we licensed a portfolio of TCRs that recognize “hotspot” mutations in p53, KRAS, and EGFR genes and methods of isolating T-cells that are reactive to p53 and KRAS specific mutated antigens from the National Cancer Institute (NCI), an institute of the National Institutes of Health (NIH). Our plan is to expand the development of TCR based allogeneic NKT cell and autologous T cell therapeutic products for the treatment of human cancers. KRAS and p53 are the most commonly mutated genes in epithelial cancers, including lung and colorectal cancers. Combining TCRs with our allogeneic NKT platform may allow repeat dosing, which would be important in driving responses in solid tumors. This technology is currently in pre-clinical development.

Orascovery Platform

Our Orascovery platform technology is based on the novel oral P-gp pump inhibitor molecule, encequidar. The P-gp pump is a plasma membrane efflux protein on the cells which forms a localized drug transport system. In the intestine it limits the oral absorption of a large number of drugs, including widely used P-gp substrate cancer chemotherapeutic drugs, such as paclitaxel, thus restricting their current dosing to IV administration. Historically, we focused development of this platform, which is based on a technology that converts IV chemotherapy to oral chemotherapy. Oral administration of encequidar in combination with established chemotherapy agents, such as paclitaxel, has been shown to improve the absorption of these agents by blocking the P-gp pump in the intestinal wall.

We are evaluating Oral Paclitaxel in combination with check point inhibitors. Oral Paclitaxel is currently being evaluated in combination with pembrolizumab in non-small cell lung cancer (“NSCLC”); and dostarlimab +/- carboplatin in neoadjuvant breast cancer, as part of the I-SPY2 TRIAL (Investigation of Serial studies to Predict Your Therapeutic Response with Imaging And moLecular analysis 2).

Other Platforms

Our Src Kinase inhibition platform technology is based on novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization, which may limit the growth or proliferation of cancerous cells. We believe the combination of these mechanisms of action provides a broader range of anti-cancer activity compared to either mechanism of action alone. The lead product candidate on our Src Kinase inhibition platform is tirbanibulin ointment 1% for the treatment of actinic keratosis (“AK”). Klisyri® (tirbanibulin) has received marketing approval from the FDA and the European Commission for the topical treatment of AK of the face or scalp in adults and has been launched in the U.S. and Europe by our partner Almirall S.A. (“Almirall”.) We recently sold substantially all of the revenues from U.S. and European royalty and milestone interests in Klisyri® (tirbanibulin). See “Recent Developments — Recent Financing Activities.”

The following table summarizes the clinical development status of our current pipeline of product candidates in the core technology platforms in our Oncology Innovation Platform as of August 1, 2022:

Commercial Platform and Global Supply Chain Platform

Our Commercial Platform primarily comprises our specialty pharmaceuticals business. Our Athenex Pharmaceutical Division (“APD”) business develops and sources products through licensing agreements with various partners, whom we collectively refer to as our Global Partner network. Our team has unique commercial expertise in multisource injectable products and has developed a number of Global Partners that develop and manufacture multisource products for the U.S. market. We primarily market products to acute hospital group purchasing organizations, which supply to integrated healthcare networks (“IHNs”), clinics, and directly to physicians. As of June 30, 2022, APD markets 31 products with 57 SKUs. We distribute APD products primarily through pharmaceutical wholesalers and, to a lesser extent, specialty distributors that focus on particular therapeutic product categories, for use by a wide variety of end-users, including hospitals, integrated delivery networks and alternative site facilities.

Our Global Supply Chain Platform includes Athenex Pharma Solutions (“APS”), a manufacturing company that supplies sterile injectable drugs to hospital pharmacies across the U.S. APS manufactures products under Section 503B of the Compounding Quality Act within the Federal Food, Drug & Cosmetic Act (“FDCA”). APS markets 6 products with 16 SKUs as of June 30, 2022. Additionally, APS provides tirbanibulin product to our partners and provides products for the development and manufacturing of the Company’s proprietary drug candidates as well as providing the Company with a cGMP analytical services function.

Recent Developments

Recent Financing Activities

Sale of U.S. and European tirbanibulin royalty and milestone interests

On June 21, 2022, the Company and ATNX SPV, LLC, its newly-formed subsidiary (the “SPV”), entered into a Revenue Interest Purchase Agreement (the “RIPA”) with affiliates of Sagard Healthcare Partners (“Sagard”) and funds managed by Oaktree Capital Management, L.P. (“Oaktree” and together with Sagard, the “Purchasers”), for the sale of revenues from U.S. and European royalty and milestone interests in Klisyri® (tirbanibulin) for an aggregate purchase price of $85.0 million (“Purchase Price”). On June 29, 2022, the Purchasers paid the Company the Purchase Price. Of the total Purchase Price, $5.0 million was placed into escrow to be paid to the Company upon the satisfaction of certain manufacture and supply milestones for Klisyri® prior to December 31, 2025, $5.0 million was used to pay for transaction expenses, $42.5 million was used to pay down the Company’s senior secured loan agreement and related security agreements (the “Senior Credit Agreement”) with Oaktree, and $7.5 million was deposited and held in a segregated account of the Company (the “Segregated Funds”). Subject to the satisfaction of certain conditions, the Segregated Funds will either be distributed to the Company as a cash payment or distributed to Oaktree Fund Administration, LLC as administrative agent to pay down the Company’s existing indebtedness under the Senior Credit Agreement. The remaining proceeds were available for the Company’s operations. As of June 30, 2022, the outstanding principal on the Senior Credit Agreement with Oaktree was $57.5 million.

In connection with this transaction, the Company formed the SPV and contributed its interest in the License and Development Agreement with Almirall S.A. relating to Klisyri® (the “License Agreement”) and certain related assets to the SPV. Sagard and Oaktree each own a 10% equity interest in the Subsidiary. Pursuant to the RIPA, the SPV sold its right to the cash received in respect of certain royalties and certain milestone interests under the License Agreement to the Purchasers. The SPV will retain the right to receive 50% of certain of the milestone interests under the License Agreement, equal to $155.0 million in the aggregate if those milestones are achieved, and 50% of the royalties paid under the License Agreement for sales of Klisyri® once net sales of Klisyri® exceed a certain dollar amount. Under its operating agreement, the SPV is governed by a five-member board of directors to which the Company will appoint three directors, Sagard will appoint one director, and Oaktree will appoint one director.

Cell Therapy Platform

Through our acquisition of Kuur Therapeutics, Inc. (formerly known as Cell Medica, “Kuur”) in 2021, we acquired rights to intellectual property to further the development of autologous and allogeneic, or “off-the-shelf”, NKT cell immunotherapies for the treatment of solid and hematological malignancies. We are advancing the following product candidates in the clinic: KUR-501, KUR-502, and KUR-503.

KUR-501 is an autologous product in which NKT cells are engineered with a chimeric antigen receptor (“CAR”) targeting GD2 (“GINAKIT” cells). GD2 is expressed on almost all neuroblastoma tumors and certain other malignancies. KUR-501 is currently being evaluated in a phase 1 clinical trial (GINAKIT2) treating children with relapsed-refractory (“R/R”) high risk neuroblastoma. The Company presented updated clinical data from this trial at the American Society of Gene & Cell Therapy (ASGCT) 2022 Annual Meeting in May 2022. The data demonstrated expansion of CAR-NKT cells post-transfer in all patients and objective responses in patients with relapsed/refractory neuroblastoma. Overall Response Rate (“ORR”) was 25%, or three out of twelve responses, and Disease Control Rate (“DCR”) was 58% with four stable disease (“SD”), two partial responses (“PR”) and one complete response (“CR”). There were two out of three responses at a dose of 100 million cells/m2. We also observed one durable complete response persisting 12 months. During this evaluation, KUR-501 was well-tolerated with no dose limiting toxicity (“DLT”). There was no evidence of immune effector cell-associated neurotoxicity syndrome (“ICANS”) in any of the patients at the first four dose levels and one case of grade 2 cytokine release syndrome (“CRS”). GINATKIT2 will continue enrolling patients at higher dose level cohorts with a goal to identify an optimal dose that we may take into a pivotal study.

KUR-502 is an allogeneic (“off-the-shelf”) product in which NKT cells are engineered with a CAR targeting CD19. KUR-502 is currently being evaluated in a phase 1 clinical trial (ANCHOR) treating adults with R/R CD19 positive malignancies, including B cell lymphoma, acute lymphoblastic leukemia (“ALL”), and chronic lymphocytic leukemia (“CLL”). The Company presented an interim data update on seven evaluable patients at the Tandem Meetings of the American Society of Transplantation and Cellular Therapy (ASTCT), and the Center for International Blood & Marrow Transplant Research (CIBMTR) in April 2022. In the lymphoma cohort, there were five patients and the data showed 2 CR and 1 PR for an ORR of 60%. Both complete responses were durable and persisted for more than 6 months, with one still ongoing at 34 weeks. The leukemia cohort consisted of two patients, and 1 CR and 1 PD for a 50% ORR was observed. Responses at the lowest doses in these heavily pre-treated patients were observed, and two responses (1 CR and 1 PR) were observed in patients who failed previous autologous CAR-T therapy. Allogeneic CD19 CAR-NKT cells were well-tolerated with three cases of grade 1 CRS, all observed in the ALL patients. There were also no ICANS and no graft versus host disease (GvHD) attributable to CAR-NKT cells. In March 2022, the Company’s Investigational New Drug (“IND”) application to expand the ANCHOR study to a multi-center study was allowed to proceed by the FDA.

KUR-503 is an allogeneic (“off-the-shelf”) product in which NKT cells are engineered with a CAR targeting glypican-3 (“GPC3”). GPC3 is a molecule that is highly expressed on most hepatocellular carcinomas (“HCC”) but not normal liver or other non-neoplastic tissue. KUR-503 is currently in preclinical development, and we are planning to submit an IND application in 2023.

With respect to TCRT-ESO-A2, an autologous T cell receptor (“TCR”)-T cell therapy targeting solid tumors that are NY-ESO-1 positive in HLA-A*02:01 positive patients, we have made the strategic decision to de-prioritize the development and plan to close the U.S. Phase 1 clinical trial.

Orascovery Platform

On February 26, 2021, we received a complete response letter (“CRL”) from the U.S. Food and Drug Administration (“FDA”) regarding our new drug application (“NDA”) for Oral Paclitaxel for the treatment of metastatic breast cancer (“mBC”). Following the CRL, we held two Type A meetings with the FDA to discuss the deficiencies raised in the CRL, review a proposed design for a new clinical trial intended to address the deficiencies raised in the CRL, and discuss the potential regulatory path forward for Oral Paclitaxel in mBC in the U.S. In October 2021, after careful consideration of the FDA feedback, we determined to redeploy our resources to focus on our Cell Therapy platform and other ongoing studies of Oral Paclitaxel. On November 29, 2021, we announced the MHRA validation of the MAA for Oral Paclitaxel for review. The Phase 3 study of Oral Paclitaxel in mBC (KX-ORAX-001) served as the basis of the MAA.

We are continuing to evaluate Oral Paclitaxel in combination with check point inhibitors. In May 2022, we announced a clinical trial collaboration and supply agreement with Merck (known as MSD outside the U.S. and Canada). The agreement applies to the expansion phase of the Phase 1 clinical trial evaluating Oral Paclitaxel in combination with Merck’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab) for certain NSCLC patients. Oral Paclitaxel is also being evaluated in combination with dostarlimab +/- carboplatin in neoadjuvant breast cancer, as part of the I-SPY2 TRIAL.

Global Supply Chain Platform

We suspended production activities at our Taihao API facility in Chongqing, China, in May 2019, based on concerns raised by the Department of Emergency Management of Chongqing (“DEMC”) related to the location of our plant. We subsequently resumed producing active pharmaceutical ingredients (“API”) at the Taihao API facility primarily for our ongoing clinical studies and commercial launches of proprietary drugs in accordance with local regulatory guidance, while we started building out Sintaho, a new API facility in Chongqing. In July 2021, we received verbal notice from the DEMC that we will be required to terminate the production activities at the Taihao API facility. We are continuing to engage in dialogue with the DEMC. While we are able to continue producing certain API at the Taihao API facility in limited quantities, we are in the process of moving the remainder of the operations and production activities to the Sintaho API facility and are exploring other sources of API in the event we are unable to reach an agreement with the DEMC for the continued production activities of the Taihao API facility. The Sintaho API facility continues to conduct and complete product qualification activities. On July 7, 2022, we entered into an agreement to sell all our equity interests in our China subsidiaries, which are primarily engaged in API manufacturing operations (the “China API Operations”), to TiHe Capital (Beijing) Co. Ltd. (“China API Buyer”) for RMB 124.4 million, or approximately $19.0 million in cash. The transaction is subject to customary closing conditions, including obtaining certain regulatory approvals in China. Athenex and the China API Buyer also plan to enter into a long-term supply agreement for the manufacture and supply of certain API products at or before the closing of the transaction. See Part I, Item 1. Note 19—Subsequent Events for additional information.

On February 14, 2022, we completed the sale of our leasehold interest in the 409,000 square feet, newly constructed cGMP ISO Class 5 high potency pharmaceutical manufacturing facility located in Dunkirk, NY (the “Dunkirk Transaction”). We sold our interest in the Dunkirk facility and certain other assets to ImmunityBio, Inc. for approximately $40.0 million. Of these proceeds, we used approximately $27.4 million to make a mandatory prepayment of $25.0 million in principal, accrued and unpaid interest, and associated fees to the lenders under our Senior Credit Agreement with Oaktree. See “Liquidity and Capital Resources” below for more information about the Senior Credit Agreement.

The Dunkirk Transaction and the planned sale of our China API Operations are part of our strategy to dispose of non-core assets intended to extend our cash runway in 2022 as we pivot to focusing on our Cell Therapy platform.

Nasdaq Deficiency Notice

On March 18, 2022, we received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC indicating that, based upon the closing bid price of our common stock, we no longer meet the Nasdaq listing standard which requires listed companies to maintain a minimum bid price of at least $1.00 per share. Nasdaq Listing Rule 5810(c)(3)(A) provides a compliance period of 180 calendar days, or until September 14, 2022, in which to regain compliance with the minimum bid price requirement. If our common stock maintains a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days during the 180-day compliance period, we will automatically regain compliance. In the event we do not regain compliance with the $1.00 bid price requirement by September 14, 2022, we may be eligible for consideration of a second 180-day compliance period. To qualify for this additional compliance period, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq’s Global Select Market, other than the minimum bid price requirement. In addition, we would also be required to notify Nasdaq of our intent to cure the minimum bid price deficiency. We are diligently working to evidence compliance with the minimum bid price requirement for continued listing on Nasdaq. If we fail to regain compliance with the Nasdaq continued listing standards, Nasdaq will provide notice that our common stock will be subject to delisting. We would then be entitled to appeal that determination to a Nasdaq hearings panel.

The notification has no immediate effect on the listing of our common stock on Nasdaq’s Global Select Market. We intend to monitor the closing bid price of our common stock and consider our available options in the event the closing bid price of our common stock remains below $1.00 per share.

Corporate Information

We were originally formed under the laws of the state of Delaware in November 2003 under the name Kinex Pharmaceuticals, LLC. In December 2012, we converted from a limited liability company to a Delaware corporation, Kinex Pharmaceuticals, Inc. In August 2015, we amended and restated our certificate of incorporation to change our name to Athenex, Inc. Our principal executive offices are located at 1001 Main Street, Suite 600, Buffalo, New York 14203, and our telephone number is (716) 427-2950. Our website address is www.athenex.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement, and you should not consider information on our website to be part of this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

THE OFFERING

Issuer	Athenex, Inc.

Common stock being offered by us	shares of common stock

Pre-funded warrants being offered by us	Pre-funded warrants to purchase shares of common stock. We are offering to certain investors the opportunity to purchase, if the investor so chooses, pre-funded warrants, in lieu of shares of common stock, and accompanying common warrants to purchase shares of our common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant and accompanying common warrant will equal the price at which each share of common stock and accompanying common warrants are being sold to the public in this offering minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. This prospectus supplement also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. The exercise price and number of shares of common stock issuable upon exercise will be subject to certain further adjustments as described herein. There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the pre-funded warrants on any securities exchange. Without an active market, the liquidity of the pre-funded warrants will be limited. For more information regarding the pre-funded warrants, you should carefully read the section titled “Description of Securities — Pre-Funded Warrants” in this prospectus supplement.

Common warrants being offered by us	Common warrants to purchase shares of common stock. Each share of common stock is being sold together with a common warrant to purchase one share of our common stock. Each common warrant has an exercise prices of $ per share, is immediately exercisable and will expire on the month anniversary of the date of issuance. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the common warrants. There is no established public trading market for the common warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for a listing for the common warrants on any securities exchange. Without an active market, the liquidity of the common warrants will be limited. For more information regarding the common warrants, you should carefully read the section titled “Description of Securities — Common Warrants” in this prospectus supplement.

Common stock to be outstanding immediately prior to this offering	121,608,388 shares

Common stock to be outstanding immediately after this offering	shares, and assuming none of the warrants issued in this offering are exercised

Use of proceeds

We intend to use the net proceeds from the offering to fund ongoing clinical development for our product candidates and for working capital and other general corporate purposes.

See “Use of Proceeds” on page S-13 of this prospectus supplement.

Risk factors	Investing in our securities involves significant risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and on page 4 of the accompanying prospectus, as well as those risks and uncertainties identified in the documents incorporated by reference herein or therein.

Transfer agent, warrant agent and registrar	The transfer agent and registrar for our common stock and the warrant agent for the warrants is Computershare Trust Company, N.A.

Nasdaq Global Select Market trading symbol	Our common stock is listed on the Nasdaq Global Select Market under the symbol “ATNX.” There is no established public trading market for the pre-funded warrants or the common warrants, and we do not expect a market to develop. In addition, we do not intend to list the pre-funded warrants or the common warrants to be quoted, on Nasdaq or any other national securities exchange or any other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants and the common warrants will be limited.

Lock-up agreements	We have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 60 days after the closing of this offering. Our directors and officers have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 90 days after the closing of this offering.

The number of shares of our common stock to be outstanding immediately after this offering is based on 121,608,388 shares outstanding as of August 2, 2022, and excludes as of that date:

•	1,535,258 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $5.53 per share;

•	12,186,205 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $8.90;

•	shares of common stock reserved for issuance under equity compensation plans approved by our stockholders; and

•	shares of common stock issuable upon exercise of the warrants issued in this offering.

Except as otherwise indicated, all information in this prospectus supplement, including the number of shares of common stock outstanding immediately after this offering, excludes the shares referenced in the bullets above and assumes no exercise of the pre-funded warrants or common warrants in this offering.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below and discussed under the section captioned “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and the section captioned “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, which are incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus, and the information and documents incorporated by reference that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition, results of operations or cash flows could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering

As an investor participating in this offering, you will experience immediate substantial dilution.

The price per security attributable to one share of common stock being offered is substantially higher than the net tangible book value per share of our common stock outstanding prior to this offering. As a result, investors purchasing securities in this offering will experience dilution to the extent of the difference between the price per share of our common stock that is part of the security and the net tangible book value per share of our common stock. Based on the combined public offering price of $                per share of common stock, and accompanying common warrants, and $                per pre-funded warrant, and accompanying common warrants (but excluding shares of common stock issuable and any proceeds that may be received upon exercise of the pre-funded warrants), if you purchase securities in this offering, you will suffer immediate and substantial dilution of $                per share with respect to the net tangible book value of the common stock. The future exercise of outstanding warrants and options will result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Our management will have broad discretion over the actual amounts and timing of the expenditures of the proceeds we receive in this offering and might not apply the proceeds in ways that enhance our operating results or increase the value of your investment.

We intend to use the net proceeds from the offering to fund ongoing clinical development for our product candidates and for working capital and other general corporate purposes. Our management will have broad discretion as to the actual amounts and timing of the expenditures of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds of this offering in ways that enhance our operating results or increase the value of your investment. Additionally, until the net proceeds we receive are used, they may be placed in investments that do not produce income or that lose value. See “Use of Proceeds” located elsewhere in this prospectus supplement.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of our shares in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We have agreed not to sell, dispose of or hedge any shares or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through and including the date 60 days after the date of this prospectus supplement, subject to certain exceptions. Our directors and our executive officers have agreed not to sell, dispose of or hedge any shares or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through and including the date 90 days after the date of this prospectus supplement, subject to certain exceptions. The underwriter may, in its discretion, release the restrictions on any such shares at any time without notice. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

The pre-funded warrants and the common warrants in this offering may not have any value.

Neither the pre-funded warrants nor the common warrants offered hereby confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the pre-funded warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price of $0.001 per share of common stock and holders of the common warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price of $             per share. Moreover, following this offering, the market value of the pre-funded warrants and the common warrants is uncertain and there can be no assurance that the market value of the pre-funded warrants or the common warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the pre-funded warrants or the common warrants, and consequently, whether it will ever be profitable for holders of the pre-funded warrants to exercise the pre-funded warrants or the holders of the common warrants to exercise the common warrants.

Holders of the warrants will have no rights as a common stockholder until they acquire our common stock.

Until holders of the warrants acquire shares of our common stock upon exercise of the warrants, the holders will have no rights with respect to shares of our common stock issuable upon exercise of the warrants. Upon exercise of the warrants, the holder will be entitled to exercise the rights of a common stockholder as to the security exercised only as to matters for which the record date occurs after the exercise.

There is no established market for the warrants being offered as part of the securities in this offering.

There is no established trading market for the warrants. The warrants will not be listed on Nasdaq or any other national securities exchange and there can be no assurance that there will be an active trading market for the warrants. Without an active trading market, the liquidity of the warrants will be limited.

Provisions of the warrants could discourage an acquisition of us by a third party.

Certain provisions of the warrants could make it more difficult or expensive for a third party to acquire us. The warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants. These and other provisions of the warrants offered as part of the securities by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Risks Related to our Financial Position and Ownership of our Securities

We have incurred net losses every year since our inception and anticipate that we will continue to incur net losses for the foreseeable future, and as a result, our management has identified and our auditors agreed that there is a substantial doubt about our ability to continue as a going concern.

Investment in pharmaceutical product development is highly speculative because it entails substantial upfront costs and expenses and significant risk that a drug candidate will fail to gain regulatory approval or become commercially viable. Since our formation, we have relied on a combination of public and private securities offerings, public-private partnerships, the issuance of convertible notes and public grants to fund our operations. We have devoted most of our financial resources to research and development, including our non-clinical development activities and clinical trials. We have not generated substantial revenue from product sales to date, and we continue to incur significant development and other expenses related to our ongoing operations. As a result, we incurred losses in the last two fiscal quarters and the last three years. For the six months ended June 30, 2022, we reported a net loss of $50.3 million and had an accumulated deficit of $963.0 million as of June 30, 2022. For the years ended December 31, 2021, 2020 and 2019, we reported net losses of $202.0 million, $148.4 million and $125.5 million, respectively, and had an accumulated deficit of $913.4 million as of December 31, 2021. Substantially all of our operating losses have resulted from costs incurred in connection with our research and development programs and from selling, general and administrative expenses associated with our operations.

We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for, our drug candidates. Due to our receipt of the CRL for Oral Paclitaxel, which was our lead product candidate, and following two Type A meetings with the FDA, we determined to no longer pursue regulatory approval for Oral Paclitaxel monotherapy for the treatment of mBC in the U.S. Given that our other drug development programs were not as advanced as Oral Paclitaxel for mBC, we expect to incur losses for longer than initially anticipated. Typically, it takes many years to develop a new drug before it is available for treating patients. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses, our ability to generate revenue and the timing and amount of milestones, payments due pursuant to our financing arrangements, and other required payments to third parties in connection with our potential future arrangements with third parties. If any of our drug candidates fail in clinical trials or do not gain regulatory approval, or if approved, fail to achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses and expected future losses have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital.

We expect our research and development expenses to continue to be significant in connection with our continued investment in our drug candidates and our ongoing and planned clinical trials for our drug candidates. In addition, as a public company, we incur additional costs associated with operating as a public company. As a result, we expect to continue to incur significant operating losses and negative cash flows from operations for the foreseeable future. These losses have had and will continue to have a material adverse effect on our stockholders’ equity, financial position, cash flows and working capital.

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements for the year ended December 31, 2021 contained an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. If we are unable to continue as a going concern, holders of our securities might lose their entire investment. These factors, among others, may make it difficult to raise any additional capital, may cause us to be unable to continue to operate our business, and could result in the loss of your entire investment in us.

We are currently not in compliance with the continued listing standards of the Nasdaq Global Market, and if we are unable to regain compliance, our common stock will be delisted from the exchange.

Our common stock is currently listed for trading on the Nasdaq Global Market under the symbol “ATNX”. The continued listing of our common stock on Nasdaq is subject to our compliance with a number of listing standards. On March 18, 2022, we received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC indicating that we no longer met the requirements of Nasdaq Listing Rule 5450(a)(1), which requires listed companies to maintain a minimum bid price of at least $1.00 per share. In January 2022, our shares began trading below $1.00, and the trading price of our shares has not yet risen above that price for a minimum of 10 consecutive business days, as required by the listing standards to regain compliance. There can be no assurance that we will be able to regain compliance with these requirements or that our common stock will continue to be listed on Nasdaq.

If we are unable to regain compliance by September 14, 2022, we may be eligible for consideration of a second 180-day compliance period. There can be no assurance that, if we were to effect a reverse stock split after obtaining the required approvals and intending to regain compliance, the reverse stock split would cause our common stock to meet the bid price requirement. If we fail to regain compliance with the Nasdaq continued listing standards, Nasdaq will provide notice that our common stock will be subject to delisting.

Such a delisting or even notification of failure to comply with such requirements would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In addition, the delisting of our common stock could lead to a number of other negative implications such as a loss of media and analyst coverage, a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and likely result in a reduced level of trading activity in the secondary trading market for our securities, and materially adversely impact our ability to raise capital on acceptable terms or at all. Delisting from Nasdaq could also have other negative results, including the potential loss of confidence by our current or prospective third-party providers and collaboration partners, the loss of institutional investor interest, and fewer licensing and partnering opportunities. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

If our common stock were no longer listed on Nasdaq, investors might only be able to trade on one of the over-the-counter markets. There is no assurance, however, that prices for our common stock would be quoted on one of these other trading systems or that an active trading market for our common stock would exist, which would materially and adversely impact the market value of our common stock and your ability to sell our common stock.

An active trading market in our common stock may not be sustained.

Although our common stock is currently traded on The Nasdaq Global Select Market, an active trading market may not be sustained in our common stock. If an active market for our common stock is not maintained, the value of your shares may decline and you may be unable to sell your shares when or at the price that you may wish to sell them. An inactive market may also impair our ability to raise capital by selling shares of our common stock or use shares of our common stock as consideration for entering into license agreements and strategic partnerships, which could negatively impact our business.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of                shares of common stock and pre-funded warrants to purchase up to                shares of our common stock in this offering will be approximately $                 million, based on the combined public offering price of $                per share of common stock and accompanying warrants and $                per pre-funded warrant, and accompanying common warrants, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the warrants issued in this offering. If all the common warrants are exercised for cash at an exercise price of $                per share, then our net proceeds will be approximately $                 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised.

We intend to use the net proceeds from the offering to fund ongoing clinical development for our product candidates and for working capital and other general corporate purposes. We do not anticipate using the net proceeds for repayment of our outstanding indebtedness.

Our expected use of the net proceeds from this offering is based upon our present plans and business conditions. Based on those current plans and assumptions, we estimate that our existing cash, cash equivalents, restricted cash and short-term investments together with the anticipated net proceeds from this offering, will be sufficient to fund our operating expenses and capital expenditure requirements through at least                . Our estimate as to how long we expect our existing cash and cash equivalents to be available to fund our operations is based on assumptions that may prove inaccurate, and we could use our available capital resources sooner than we currently expect. In addition, changing circumstances may cause us to increase our spending significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of proceeds will vary depending on numerous factors, including the factors described under the heading “Risk Factors.” As a result, management will retain broad discretion over the allocation of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

Pending the use of the net proceeds of this offering, we intend to invest the net proceeds in checking, savings, and money market funds, high-quality and short-term interest-bearing obligations, investment-grade instruments, and/or direct or guaranteed obligations of the U.S. government.

DILUTION

If you invest in our securities, your interest will be diluted to the extent of the difference between the combined public offering price per share with accompanying common warrants and the as adjusted net tangible book value per share of our common stock after this offering, assuming no value is attributed to the pre-funded warrants, and such pre-funded warrants are accounted for and classified as equity.

As of June 30, 2022, our net tangible book value was $(77.9) million, or $(0.66) per share of common stock. Net tangible book value per share is equal to our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. Dilution with respect to net tangible book value per share represents the difference between the amount per share and accompanying common warrants paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of (i)                shares of common stock in this offering and accompanying common warrants to purchase                shares of our common stock at a public offering price of $                per share of common stock and accompanying common warrant and (ii) pre-funded warrants to purchase                shares of common stock and accompanying common warrants to purchase                shares of our common stock in this offering at a public offering price of $                per prefunded warrant and accompanying common warrant (but excluding shares of common stock issuable and any proceeds that may be received upon exercise of the pre-funded warrants), and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2022 would have been approximately $     million, or approximately $            per share of common stock. This represents an immediate decrease in net tangible book value of $            per share to our existing stockholders and an immediate dilution of $            per share to investors participating in this offering.

The following table illustrates this dilution on a per share basis:

Offering price per share and accompanying common warrant			$
Net tangible book value per share as of June 30, 2022		$(0.66)
Increase in net tangible book value per share attributable to this offering	$

As adjusted net tangible book value per share on June 30, 2022 after this offering			$

Dilution per share to investors purchasing common stock in this offering			$

The discussion and table above assume no exercise of the common warrants and pre-funded warrants sold in this offering.

The foregoing tables are calculated based on 117,650,903 shares of our common stock that were outstanding on June 30, 2022 and excludes as of that date:

•	1,535,258 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $5.53 per share;

•	12,186,205 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $8.90;

•	shares of common stock reserved for issuance under equity compensation plans approved by our stockholders; and

•	shares of common stock issuable upon exercise of the warrants issued in this offering.

New investors will experience further dilution if any of our outstanding warrants or options are exercised or new equity-based awards are issued and exercised under our equity incentive plans. Furthermore, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital in this manner, the issuance of such securities could result in further dilution of stockholders.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share, our “common stock,” and 25,000,000 shares of preferred stock, par value $0.001 per share, our “preferred stock.” As of August 2, 2022, there were 121,608,388 shares of common stock outstanding, which were held by approximately 92 stockholders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street by brokers and other nominees. No shares of preferred stock are outstanding.

Common Stock

Under our amended and restated certificate of incorporation and amended and restated bylaws, holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our common stockholders and do not have cumulative voting rights in the election of directors. This means that, subject to any rights of holders of outstanding shares of our preferred stock, if any, to elect or vote in the election of directors, the holders of a majority of the outstanding shares of our common stock can elect all of the directors standing for election by holders of our common stock and the holders of the remaining outstanding shares of our common stock are not able to elect any such directors. Under the terms of our amended and restated certificate of incorporation and our amended and restated bylaws, holders of our common stock do not have any conversion rights with respect to our common stock, nor is our common stock subject to any redemption or sinking provisions.

Holders of common stock are entitled to share ratably in any common stock dividends that may be declared by the board of directors out of legally available funds, subject to any preferential rights of our preferred stockholders, if any, to receive dividends and the terms of any existing or future agreements between us and our lenders. We presently intend to retain all available cash, if any, for use in the operation and expansion of our business and we therefore do not anticipate paying cash dividends on our common stock in the foreseeable future. In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution to our common stockholder after payment of or provision for all of our debts and other liabilities, and subject to any preferential rights of our preferred stock to receive distributions in the event of our liquidation, distribution or winding up.

Description of Warrants

The following is a summary of the material terms and provisions of the pre-funded warrants and common warrants that are being offered hereby. This summary is subject to and qualified in its entirety by the forms of common warrant and pre-funded warrant, which will be filed with the SEC as an exhibit to a Current Report on Form 8-K in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Prospective investors should carefully review the terms and provisions of the forms of common warrant and pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants and common warrants.

Duration and Exercise Price. The pre-funded warrants offered hereby will have an exercise price of $0.001 per share and will expire             months from the date of issuance. The common warrants offered hereby will have an exercise price of $             per share and will expire             months from the date of issuance. The exercise price and number of shares of common stock issuable upon exercise of the pre-funded warrants and common warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Exercisability. The pre-funded warrants and common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s pre-funded warrants or common warrants to the extent that the holder would beneficially own more than 4.99% of our outstanding common stock immediately after exercise, which limit may be increased to 9.99% of our outstanding common stock at the election of the holder.

Exercise Limitations. We may not effect the exercise of any pre-funded warrant or common warrant, and a holder will not be entitled to exercise any portion of any pre-funded warrant or common warrant that, upon giving effect to such exercise, would cause the aggregate number of shares of common stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise. This limit may be increased to 9.99% of our outstanding common stock at the election of the holder.

Cashless Exercise. If, at the time a holder exercises its pre-funded warrants or common warrants a registration statement registering the issuance of the shares of common stock underlying such pre-funded warrants or common warrants under the Securities Act is not then effective or available for the issuance of such shares, or the prospectus contained therein is not available for the issuance of such shares, then in lieu of making the cash payment to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants and common warrants.

Transferability. Subject to applicable laws, the pre-funded warrants and common warrants may be offered for sale, sold, transferred or assigned without our consent.

Trading Market. There is no established trading market for any of the pre-funded warrants or common warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the pre-funded warrants or common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants and the common warrants will be limited.

Rights as a Shareholder. Except as otherwise provided in the pre-funded warrants or the common warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of pre-funded warrants and the common warrants do not have the rights or privileges of the holders of our common stock, including any voting rights, until such warrant holders exercise their pre-funded warrants or common warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and the common warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding common stock, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants and the common warrants will be entitled to receive, upon exercise of the pre-funded warrants or the common warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the pre-funded warrants or the common warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the pre-funded warrants or the common warrants. In the event of a fundamental transaction, the holders of the pre-funded warrants and the common warrants shall be entitled to receive from the company or any successor entity, as of the date of consummation of the fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the pre-funded warrants or the common warrants, that is being offered and paid to the holders of common stock of the company in connection with the fundamental transaction, whether that consideration be in the form of cash, stock, or any combination thereof, or whether the holders of common stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction, as described in the pre-funded and the common warrants.

Settlement. Pursuant to a warrant agency agreement between us and Computershare Trust Company, N.A., as warrant agent, the common warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The pre-funded warrants will be issued as individual warrant agreements to the purchasers.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

Classified Board

Our certificate of incorporation provides that subject to the rights of holders of any one or more series of preferred stock to elect one or more directors, the board shall be divided into three classes, with the intention that each class consist of approximately one-third of the total number of our directors. Our stockholders elect only one class of directors each year. We believe that classification of our board of directors helps to assure the continuity of our business strategies and policies. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of our stockholders generally are required to effect a change in a majority of our board of directors.

Removal of Directors; Filling Vacancies and Newly Created Directorships

Our certificate of incorporation and bylaws provide that subject to any limitations imposed by law and the rights of the holders of any series of our preferred stock, the board of directors or any individual director may be removed from office by our stockholders only for cause. Subject to the rights of holders of any series of outstanding preferred stock, vacancies in the board and newly created directorships shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of directors then in office, or by a sole remaining director, and shall not be filled by stockholders. Our board of directors has the power to fix the number of directors within a range specified in our amended and restated bylaws.

Restrictions on Call of Special Meetings of Stockholders; No Written Consent

Our certificate of incorporation provides that special meetings of stockholders may only be called by the chairman of our board of directors, our chief executive officer, or our board of directors. In addition, our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice of such meeting. Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Advance Notice Requirements and Procedures

Our bylaws include advance notice procedures for stockholders to nominate candidates for election as directors or to bring other business before any meeting of our stockholders. These procedures provide that notice of stockholder nominations and proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken.

Under the stockholder notice procedures, for notice of stockholder nominations or other business to be made at the stockholders’ annual meeting to be timely, the notice must be received at our principal executive offices not later than the 90th day nor earlier than the 120th day prior to the one-year anniversary of the immediately preceding year’s annual meeting or as otherwise provided in our bylaws. The stockholder’s notice to us proposing to nominate a person for election as a director or proposing other business must contain certain information specified in the bylaws.

These stockholder notice procedures may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Amendment to Certificate of Incorporation and Bylaws

Our certificate of incorporation provides that the affirmative votes of the holders of at least 75% of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, are required to amend or repeal certain provisions of our certificate of incorporation, including provisions relating to the size of our board of directors, term and classification of directors, removal of directors, filling board vacancies and newly-created directorships, special meetings of stockholders, stockholder action by written consent, limitation of liability and indemnification, and amendment of the certificate of incorporation and bylaws.

The affirmative votes of the holders of at least 75% of the voting power of all of the then-outstanding shares of our voting stock are required to amend or repeal our bylaws. In addition, our amended and restated bylaws may be amended by our board of directors.

Preferred Stock

Our certificate of incorporation permits our board of directors, without vote or further action by the stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix or alter the terms of each series of preferred stock, within the limits of the certificate of incorporation and applicable provisions of Delaware corporate law. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders and may adversely affect the dividend, liquidation and voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Exclusive Forum of Certain Actions

Our certificate of incorporation provides that, unless a majority of our board of directors consents in writing to an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any derivative action brought in the name of the Company, (ii) any action against directors, officers or employees for breach a breach of fiduciary duty, (iii) any action or claim against the Company pursuant to the Delaware General Corporation Law, as amended, or our certificate of incorporation or bylaws, or (iv) any action asserting a claim against us or any of our directors, officers or employees governed by the internal affairs doctrine of the State of Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Securities issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, and does not address the effect of any U.S. federal non-income tax laws, such as the estate or gift tax laws, or any tax consequences arising under any state, local or foreign tax laws. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), all as in effect as of the date of this offering. These authorities may change or be subject to differing interpretations, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested and will not request a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that a court will not take a contrary position.

This discussion is limited to holders who purchase our Securities pursuant to this offering and who hold our Securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. This discussion also does not address consequences relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons holding the Securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Securities under the constructive sale provisions of the Code;

•	persons for whom our common stock or pre-funded warrants constitute “qualified small business stock” within the meaning of Section 1202 of the Code;

•	persons who hold or receive the Securities pursuant to the exercise of any employee stock option or otherwise as compensation;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our Securities being taken into account in an “applicable financial statement” (as defined in the Code);

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	tax-qualified retirement plans.

If a partnership or an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our Securities and the partners in such partnerships are urged to consult their tax advisors as to particular U.S. federal income tax consequences to them of the acquisition, ownership and disposition of our Securities.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR SECURITIES IN THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Allocation of purchase price

Each share of common stock or pre-funded warrant, as applicable, and accompanying common warrant will be treated for U.S. federal income tax purposes as an investment unit consisting of one share of our common stock or pre-funded warrant, as applicable, and a common warrant to purchase a share of our common stock. In determining their tax basis for the common stock or pre-funded warrant and common warrant constituting a unit, holders of our Securities should allocate their purchase price for the unit between the common stock or pre-funded warrant, as applicable, and the common warrant on the basis of their relative fair market values at the time of issuance. The Company does not intend to advise holders of our Securities with respect to this determination, and holders of our Securities are advised to consult their tax and financial advisors with respect to the relative fair market values of the common stock or pre-funded warrant, as applicable, and the common warrants for U.S. federal income tax purposes.

Treatment of pre-funded warrants

Although not free from doubt, a pre-funded warrant should be treated as a share of our common stock for U.S. federal income tax purposes, and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant (except in the case of a cashless exercise, the treatment of which for U.S. federal income tax purposes is not clear) and, upon exercise, the holding period of a pre-funded warrant should carry over to the share of common stock received. Similarly, the tax basis of the pre-funded warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of $0.001. The discussion below assumes the characterization described above is respected for U.S. federal income tax purposes. Holders should consult their tax advisors regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including alternative characterizations).

Tax considerations applicable to U.S. holders

Definition of a U.S. holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of our Securities that for U.S. federal income tax purposes is, or is treated as, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

If we make cash or other property distributions on our common stock or pre-funded warrants, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital to the extent of the holder’s tax basis in our common stock or pre-funded warrants, and, thereafter, as gain on the sale or other disposition of our common stock or pre-funded warrants, which is taxed as described under “—Sale or other taxable disposition of our Securities” below.

Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied.

Sale or other taxable disposition of our common stock or pre-funded warrants

Upon the sale or other taxable disposition of our common stock or pre-funded warrants, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other taxable disposition and (ii) such U.S. holder’s adjusted tax basis in the common stock or pre-funded warrants. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such common stock or pre-funded warrants is more than one year at the time of the sale or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Sale or other taxable disposition, exercise or expiration of our common warrants

Upon the sale or other taxable disposition of a common warrant (other than by exercise), a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. holder’s tax basis in the common warrant. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such common warrant is more than one year at the time of the sale or other disposition. The deductibility of capital losses is subject to certain limitations.

In general, a U.S. holder will not be required to recognize income, gain or loss upon exercise of a common warrant for its exercise price. A U.S. holder’s tax basis in a share of common stock received upon exercise of common warrants will be equal to the sum of (1) the U.S. holder’s tax basis in the common warrants exchanged therefor and (2) the exercise price of such common warrants. A U.S. holder’s holding period in the shares of common stock received upon exercise will commence on the day after such U.S. holder exercises the common warrants. Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of a common warrant on a cashless basis, we intend to take the position that such exercise will not be taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, the holding period of the shares of common stock received upon exercise of common warrants should commence on the day after the common warrants are exercised. In the latter case, the holding period of the shares of common stock received upon exercise of common warrants would include the holding period of the exercised common warrants.

However, our position is not binding on the IRS, and the IRS may treat a cashless exercise of a common warrant as a taxable exchange. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a common warrant on a cashless basis, including with respect to their holding period and tax basis in the common stock received.

If a common warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to such holder’s tax basis in the common warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. holder’s holding period in such common warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Constructive dividends on our common warrants or pre-funded warrants

If at any time during the period in which a U.S. holder holds common warrants, we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of the common warrants, the exercise price of the common warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a U.S. holder of the common warrants to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances or other adjustments are made (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in the deemed payment of a taxable dividend to a U.S. holder. In addition, a holder of a pre-funded warrant may, in some circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the exercise price or number of shares of common stock issuable upon exercise of the pre-funded warrant. U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments to our common warrants and pre-funded warrants.

Information reporting and backup withholding

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our Securities (including constructive dividends) or receives proceeds from the sale or other taxable disposition of our Securities. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax considerations applicable to non-U.S. holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Securities that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Distributions

If we make cash or other property distributions on our common stock or pre-funded warrants, such distributions of cash or property on our common stock or pre-funded warrants will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock or pre-funded warrants, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock, pre-funded warrants or warrants. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussions below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock or pre- funded warrants that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock or pre-funded warrants in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Exercise of our common warrants or pre-funded warrants

A non-U.S. holder generally will not be subject to U.S. federal income tax on the exercise of common warrants or pre-funded warrants. However, if a cashless exercise of common warrants or pre-funded warrants results in a taxable exchange, as described above under “—Treatment of pre-funded warrants” and “—Tax consequences to U.S. holders — Sale or other taxable disposition, exercise or expiration of our common warrants,” the rules described below under “—Sale or other disposition of our Securities” would apply.

Sale or other disposition of our Securities

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Securities, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of disposition, and certain other requirements are met; or

•	our Securities constitute U.S. real property interests (“USRPIs”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Constructive dividends on our common warrants or pre-funded warrants

If at any time during the period in which a non-U.S. holder holds our common warrants we were to pay a taxable dividend to our stockholders and, in accordance with the anti-dilution provisions of the common warrants, the exercise price of the common warrants were decreased, that decrease would be deemed to be the payment of a taxable dividend to a non-U.S. holder to the extent of our earnings and profits, notwithstanding the fact that such holder will not receive a cash payment. If the exercise price is adjusted in certain other circumstances or other adjustments are made (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in the deemed payment of a taxable dividend to a non-U.S. holder. A holder of pre-funded warrants can similarly be treated as receiving deemed payment of a taxable dividend under certain circumstances. Any resulting withholding tax attributable to deemed dividends may be collected from other amounts payable or distributable to the non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments (or absence of adjustments) to the common warrants and pre-funded warrants.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a non-U.S. holder will not be subject to backup withholding with respect to distributions on our common stock or pre-funded warrants we make to the non-U.S. holder (including constructive dividends with respect to warrants and pre-funded warrants), provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification. However, information returns generally will be filed with the IRS in connection with any distributions (including deemed distributions) made on our common stock, pre-funded warrants and warrants to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition of our common stock, pre-funded warrants or warrants within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale or other taxable disposition of our common stock, pre-funded warrants or warrants outside the United States conducted through certain U.S.- related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or W-8BEN-E, or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption. Proceeds of a disposition of our common stock, pre-funded warrants or warrants conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our common stock, pre-funded warrants or warrants, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our common stock, pre-funded warrants or warrants paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends). Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock, pre- funded warrants or warrants on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

UNDERWRITING

SVB Securities is the sole bookrunning manager and underwriter for this offering. Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the number of shares of common stock, pre-funded warrants and accompanying warrants set forth opposite its name below.

Underwriter	Number of Shares of Common Stock	Number of Pre-funded Warrants	Number of Common Warrants
SVB Securities LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the securities, consisting of shares of common stock and pre-funded warrants and common warrants to purchase common stock, sold under the underwriting agreement if any of the securities are purchased.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the securities, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the securities, shares and warrants, and subject to other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The underwriter has advised us that it proposes initially to offer the securities to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $            per Unit. After the initial offering of the securities, the public offering price, concession or any other term of this offering may be changed by the underwriter.

The following table shows the initial public offering price, underwriting discounts and commissions and proceeds, before expenses, to us.

	Per Share and Accompanying Warrant	Per Pre- Funded Warrant and Accompanying Common Warrant	Total
Initial public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $250,000. We also have agreed to reimburse the underwriter for up to $15,000 for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for 60 and 90 days, respectively, after the date of this prospectus supplement without first obtaining the written consent of the underwriter. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

(1)

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

(2)

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock or such other securities, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position in common stock or such other securities within the meaning of Section 16 of the Exchange Act;

(3)	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap or other arrangement described in clause (1) or (2) above; or

(4)	make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The lock-up provisions apply to common stock and to securities convertible into or exchangeable or exercisable for common stock. They also apply to common stock owned now or acquired later by the person executing the lock-up agreement or for which the person executing the lock-up agreement later acquires the power of disposition.

Nasdaq Global Select Market Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ATNX.” There is no established public trading market for the pre-funded warrants or the common warrants, and we do not expect a market to develop. In addition, we do not intend to list the pre-funded warrants or the common warrants, nor do we expect the pre-funded warrants or the common warrants to be quoted, on Nasdaq or any other national securities exchange or any other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants and the common warrants will be limited.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the securities is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the closing of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

A.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

C.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the underwriter that it is a qualified investor within the meaning of the Prospectus Regulation and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriter and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the underwriter , and each of our and the underwriter’s respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

References to the Prospectus Regulation include, in relation to the United Kingdom, the Prospectus Regulation as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom within the meaning of the Financial Services and Markets Act 2000, as amended.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the securities offered hereby and certain legal matters in connection with this offering will be passed upon by Harter Secrest & Emery LLP, Rochester, New York. Certain legal matters related to this offering will be passed upon for the underwriter by Latham & Watkins LLP.

EXPERTS

The financial statements of the Company incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which express an unqualified opinion on the financial statements and an adverse opinion on the effectiveness of the Company’s internal controls over financial reporting). Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy and information statements and other information with the SEC. Our SEC filings are available without charge on our website, www.athenex.com, and the SEC’s website, www.sec.gov as soon as reasonably practicable after we file them with, or furnish them to, the SEC. You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus supplement) by writing or calling us at the following address or telephone number:

Athenex, Inc.

Attention: General Counsel

1001 Main Street, Suite 600

Buffalo, NY 14203

(716) 427-2950

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information contained in documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. The following documents that we previously filed with the SEC are incorporated by reference herein:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 16, 2022;

•

the information contained in our Definitive Proxy Statement on Schedule 14A for our 2022 Annual Meeting of Stockholders, filed with the SEC on April  28, 2022, to the extent incorporated by reference in Part III of our Annual Report on Form 10-K for the year ended December 31, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 , and June 30, 2022, filed with the SEC on May 10, 2022, and July 29, 2022, respectively;

•

our Current Reports on Form 8-K filed with the SEC on January 12, 2022, January 21, 2022, February  15, 2022, February 22, 2022, March  16, 2022, March 24, 2022, March  29, 2022, April 15, 2022, June  14, 2022, June 24, 2022, July  1, 2022, and July 11, 2022; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 12, 2017, and any amendment or report filed for the purpose of updating such description (including Exhibit 4.2 to our Annual Report on Form 10-K filed with the SEC on March 2, 2020).

All reports and other documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC under Item 2.02 or 7.01 of our Current Reports on Form 8-K, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the time of the filing of such reports and documents. Information in such future filings updates and supplements the information provided in this prospectus supplement and any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements.

This prospectus supplement and the accompanying prospectus as further supplemented may contain information that updates, modifies or is contrary to information herein or in one or more of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus. You should rely only on the information incorporated by reference or provided in this prospectus supplement and accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement, the date of the accompanying prospectus or the date of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, respectively.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258185

PROSPECTUS

ATHENEX, INC.

$300,000,000

COMMON STOCK

PREFERRED STOCK

WARRANTS

UNITS

SELLING STOCKHOLDERS

15,601,667 Shares of Common Stock

We may offer and sell up to $300,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We may also offer common stock or preferred stock on conversion of common stock on conversion of preferred stock, or common stock or preferred stock on exercise of warrants.

This prospectus may also be used by the Selling Stockholders (as defined below), from time to time in one or more offerings, of up to 15,601,667 shares of our common stock held by such Selling Stockholders at prices and on terms that will be determined at the time of any such offerings. “Selling stockholders” refers to the selling stockholders named in this prospectus or in any supplement to this prospectus, or certain transferees, assignees or other successors-in-interest that may receive our securities from the selling stockholders. We will not receive any proceeds from the sale of shares of our common stock by the Selling Stockholders. We have agreed to bear certain expenses of the registration of the common stock, under the federal securities laws, on behalf of the Selling Stockholders.

This prospectus describes some of the general terms that may apply to an offering of our securities by us or any Selling Stockholders. When we or any Selling Stockholders decide to sell securities under this prospectus, we will provide the specific terms of these offerings and securities herein or in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference, before buying any of the securities being offered.

Securities may be offered and sold by us or any Selling Stockholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any underwriters are involved in the sale of any securities by us with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement.

The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. The proceeds that we receive from any sales by us of the securities offered under this prospectus and any accompanying prospectus supplement will be reduced by any registration and offering fees and expenses.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “ATNX.” On August 3, 2021, the last reported sale price of our common stock on The Nasdaq Global Select Market was $3.80 per share. We will indicate in any prospectus supplement if the securities offered thereby will be listed on any securities exchange.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 4 of this prospectus before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2021

You should rely only on the information contained in, or incorporated by reference into, this prospectus and the applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different information. We are not making an offer to sell or seeking an offer to buy securities under this prospectus or the applicable prospectus supplement and any related free writing prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, the applicable prospectus supplement or any related free writing prospectus, and the documents incorporated by reference herein and therein, are accurate only as of their respective dates, regardless of the time of delivery of this prospectus, the applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration statement, from time to time, we may sell, in one or more offerings, common stock, preferred stock, or warrants to purchase any of such securities, either individually or in combination with other securities described in this prospectus for an aggregate offering price of $300,000,000. Each time we sell any type or series of securities under this prospectus, we will provide a prospectus supplement that will include more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. In a prospectus supplement or free writing prospectus, we may also add, update, or change any of the information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplement, any related free writing prospectus, and the documents incorporated by reference into this prospectus and the applicable prospectus supplement, will include all material information relating to the applicable offering. Before buying any of the securities being offered, you should carefully read both this prospectus and the applicable prospectus supplement and any related free writing prospectus, together with the additional information described in the section entitled “Where You Can Find Additional Information” and “Incorporation by Reference.” You should not assume that the information in this prospectus, any documents we incorporate by reference herein, or any accompanying prospectus supplement, if any, is accurate as of any date other than the date on the front of each such document. Our business, financial condition, results of operation and prospects may have changed since this date.

In addition, under this process, the Selling Stockholders named herein may offer and sell, from time to time in one or more offerings, up to an aggregate of 15,601,667 shares of our common stock.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

This prospectus and the documents that are incorporated by reference herein contain certain market data and industry statistics and forecasts that are based on studies and clinical trials sponsored by Athenex, Inc. or third parties, independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not verified any of this data. Further, many of these statements involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus and under similar captions in the documents that are incorporated by reference herein. Accordingly, investors should not place undue reliance on this information.

Unless otherwise mentioned or unless the context requires otherwise, when used in this prospectus, the terms “Athenex”, “Company”, “we”, “us”, and “our” refer to Athenex, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus including the documents we incorporate by reference therein may contain, forward-looking statements, including statements regarding our future financial condition, business strategy and plans and objectives of management for future operations. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “might,” “approximately,” “expect,” “predict,” “could,” “potentially” or the negative of these terms or other similar expressions. Forward-looking statements appear in a number of places throughout this prospectus and the documents that we incorporate by reference herein, and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned preclinical development and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals and our future product candidates, our intellectual property position, the degree of clinical utility of our future product candidates, particularly in specific patient populations, our ability to develop commercial functions, expectations regarding clinical trial data, our results of operations, cash needs, spending of the proceeds from offerings of securities under this prospectus, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect our industry or us.

Discussions containing these forward-looking statements may be found, among other places, in the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K, as well as any amendments thereto, filed with the SEC. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectus we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

The following summary, because it is a summary, may not contain all the information that may be important to you. This prospectus incorporates important business and financial information about the Company that is not included in, or delivered with, this prospectus. Before making an investment, you should read the entire prospectus and any amendment carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in our other filings with the SEC, including in our most recent Quarterly Report on Form 10-Q for the quarter and three months ended March 31, 2021, which we filed with the SEC on May 6, 2021, our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which we filed with the SEC on March 1, 2021, and our Current Reports on Form 8-K filed May 5, 2021 and Form 8-K/A filed July 20, 2021. This information is incorporated by reference into this prospectus, and you can obtain it from the SEC as described below under the headings “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.”

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: 1001 Main Street, Suite 600, Buffalo, NY, United States. You may also contact us at (716) 427-2950.

OUR COMPANY

Overview

We are a global biopharmaceutical company dedicated to becoming a leader in the discovery, development and commercialization of next generation drugs for the treatment of cancer. Our mission is to improve the lives of cancer patients by creating more effective, safer and tolerable treatments. We are organized around three platforms, an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. Our current clinical pipeline in the Oncology Innovation Platform is derived from four different technologies: (1) Orascovery, based on a P-glycoprotein (“P-gp”) pump inhibitor, (2) Src Kinase inhibition, (3) Cell therapy, and (4) Arginine deprivation therapy. We have assembled a strong and experienced leadership team and have established operations across the pharmaceutical value chain to execute our goal of becoming a global leader in bringing innovative cancer treatments to the market and improving health outcomes.

Oncology Innovation Platform

Orascovery Platform

Our Orascovery technology is based on the novel P-gp pump inhibitor molecule, encequidar, formerly known as HM30181A. Oral administration of encequidar in combination with established chemotherapy agents such as paclitaxel, irinotecan, docetaxel and eribulin has been shown in our clinical studies to date to improve the absorption of these agents by blocking the P-gp pump in the intestinal wall. Oral paclitaxel and encequidar, formerly known as Oraxol (“Oral Paclitaxel”) is our lead asset in our Orascovery platform. We are also advancing the following clinical candidates for the treatment of solid tumors on this platform: oral irinotecan and encequidar, formerly known as Oratecan (“Oral Irinotecan”); oral docetaxel and encequidar, formerly known as Oradoxel (“Oral Docetaxel”); and oral eribulin and encequidar (“Oral Eribulin”).

Src Kinase Inhibition Platform

Our Src Kinase inhibition platform technology is based on novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization, which may limit the growth or proliferation of cancerous cells. We believe the combination of these mechanisms of action provides a broader range of anti-cancer activity compared to either mechanism of action alone. Our lead product candidate on our Src Kinase inhibition platform is tirbanibulin (formerly known as KX2-391 and KX-01) ointment, which we are advancing for the treatment of actinic keratosis (“AK”).

Other Platforms

The other technologies in our Oncology Innovation Platform are our TCR-T immunotherapy technology under which we are advancing TCR affinity-enhancing specific T-cell (TAEST) therapy with our first T cell therapy product, TCRT-ESO-A2, and our Arginine deprivation therapy technology under which we are advancing PT01.

Kuur Acquisition

Kuur Therapeutics (formerly known as Cell Medica, “Kuur”) is a clinical-stage biopharmaceutical company focused on the development of allogeneic, or “off-the-shelf”, NKT cell immunotherapies for the treatment of solid and hematological malignancies. Kuur’s immunotherapy platform engineers CARs expressed by semi-invariant NKT cells, which combine features of T and NK cells, and is being developed in partnership with Baylor College of Medicine and Texas Children’s Hospital. Allogeneic cell therapy has the potential to be faster and less expensive than patient-specific autologous products, and NKT cells offer several advantages over other cell types for allogeneic immunotherapy applications. NKT cells have the cytotoxic and anti-tumor properties of conventional T cells, but with other biological attributes that are expected to improve their ability to attack hematological and solid tumors. These include amplification of the immune response, innate tissue and solid tumor homing properties, as well as endogenous anti-tumor activity based on the ability to eliminate immune suppressive cells and activate host immune cells within the tumor microenvironment.

Kuur’s pipeline consists of three products: KUR-501, KUR-502, and KUR-503:

KUR-501 is an autologous product in which NKT cells are engineered with a CAR targeting GD2, which is expressed on almost all neuroblastoma tumors, as well as other malignancies. KUR-501 is being tested in the phase 1 GINAKIT2 clinical study in patients with R/R high risk neuroblastoma. The single-arm study will evaluate six dose levels of KUR-501 with patients receiving pre-dose lymphodepletion chemotherapy consisting of cyclophosphamide and fludarabine. Neuroblastoma is a pediatric cancer and patients with R/R high risk neuroblastoma have a poor prognosis and a significant unmet medical need. The KUR-501 development program is also designed to provide autologous proof-of-concept for CAR-NKT cells in solid tumors using a validated target. The GINAKIT2 study is supported by Kuur Therapeutics and conducted by Kuur’s collaborator, Baylor College of Medicine (“BCM”), and is currently recruiting patients.

KUR-502 is an allogeneic product in which NKT cells are engineered with a CAR targeting CD19. KUR-502 is built on Kuur’s next-generation CAR-NKT platform with novel engineering capabilities that harness and enhance the unique properties of NKT cells. The NKT cells used in Kuur’s CAR-NKT platform have a semi-invariant TCR that does not distinguish between self- and non-self-tissues, making the cells unlikely to induce graft versus host disease (GvHD). As a result, KUR-502 cells are harvested and manufactured from healthy donors. The ANCHOR clinical study is a phase 1, first-in-human, dose escalation evaluation of KUR-502 in adults with R/R CD19 positive malignancies including B cell lymphomas, acute lymphoblastic leukemia (ALL), and chronic lymphocytic leukemia (CLL). The single-arm study will evaluate three dose levels with patients receiving lymphodepletion chemotherapy consisting of cyclophosphamide and fludarabine followed by infusion with KUR-502. Patients with R/R CD19-positive malignancies have limited effective treatment options. While CD19-directed autologous CAR-T cells are now available for these patients, they are limited by a requirement for patient leukapheresis, delays to receive treatment due to the requirement for autologous manufacturing, limited access, and variable final product quality. Off-the-shelf KUR-502 is designed to overcome these limitations. The ANCHOR study is being sponsored and conducted by Kuur’s collaborator, BCM and is currently recruiting patients.

KUR-503 is a product in which NKT cells are engineered with a CAR targeting GPC3 (glypican-3). GPC3 is a molecule that is highly expressed on most hepatocellular carcinomas (HCC), but not normal liver or other non-neoplastic tissue, making it an ideal target. Because NKT cells home to the liver, they are excellent candidates to deliver immune effector therapy for patients with HCC. HCC is now the fourth most common cause of cancer related death worldwide, with an estimated 750,000 new cases each year. Although there have been some recent approvals of new agents to treat advanced HCC, these patients still have poor outcomes and there is a significant unmet need. KUR-503 is currently in preclinical development and the company is planning to submit an IND in 2022.

We believe that the acquisition of Kuur Therapeutics can potentially launch our cell therapy product portfolio to be one of the leaders in cell therapy. Kuur’s pipeline enables us to expand the cell therapy R&D pipeline by adding to Athenex’s current TCRT immunotherapy program. The first cell therapy product in the TCRT immunotherapy program, TCRT-ESO-A2, is based on an autologous approach of transducing a patient’s T cells with a T cell receptor (TCR) that recognizes a cancer antigen derived from the protein NYESO-1. The broad applicability of NKT cells allow for insertion of a CAR to target hematological malignancies and a TCR to target solid tumors.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to a particular offering of securities will contain a discussion of the risks applicable to an investment in Athenex, Inc. and to the particular types of securities that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and the risks described in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, including the additional information described in the section entitled “Where You Can Find Additional Information” and “Incorporation by Reference”, and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s internet site at www.sec.gov. Our annual, quarterly and current reports and amendments to those reports, if any, are also available via the internet at our website, www.athenex.com. All internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on, or accessible through, our internet site, or any other internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus, and you should not consider it to be a part of this prospectus. In addition, you may request copies of these filings, including the documents listed below under the heading “Incorporation by Reference,” at no cost, by calling us at (716) 427-2950 or by writing to us at: Athenex, Inc., Main Street, Suite 600, Buffalo, NY, United States.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You may review a copy of the registration statement and the documents incorporated by reference herein through the SEC’s internet web site referred to above.

INCORPORATION BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

The SEC allows us to incorporate by reference information into this prospectus and any accompanying prospectus supplement from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC, except for information “furnished” under Items 2.02 or 7.01 and any related Items 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021;

•

Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2021, to the extent incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021;

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2021 filed with the SEC on May 6, 2021;

•	Current reports on Form 8-K filed with the SEC on February 18, 2021, May 5, 2021 (as amended on July 20, 2021), May 6, 2021, June 23, 2021, July 20, 2021, and August 5, 2021; and

•

The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on June 12, 2017, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements. We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Athenex, Inc.

1001 Main Street, Suite 600

Buffalo, NY 14203

(716) 427-2950

DESCRIPTIONS OF THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer and any Selling Stockholders may offer hereunder for resale. We will describe in the applicable prospectus supplement relating to a particular offering the specific terms of the securities offered by that prospectus supplement. We will indicate in the applicable prospectus supplement if the terms of the securities differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, material United States federal income tax considerations relating to the securities.

We may offer and sell from time to time, in one or more offerings:

•	shares of our common stock;

•	shares of preferred stock;

•	warrants to purchase any of the securities listed above.

Other than with respect to the resale of common stock by the Selling Stockholders named herein, this prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following is a description of certain provisions of our amended and restated certificate of incorporation and bylaws, both of which were adopted in connection with our initial public offering in June 2017, and certain provisions of our outstanding options and the Delaware General Corporation Law, or DGCL. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the forms of our amended and restated certificate of incorporation and amended and restated bylaws, the forms of stock option agreements filed as exhibits to the registration statement, of which this prospectus forms a part, and the terms and provisions of the DGCL. For more complete information, you should carefully review the forms of our amended and restated certificate of incorporation and amended and restated bylaws and stock option agreements, which have been filed with the SEC as exhibits to our registration statement of which this prospectus forms a part and which may be obtained as described below under “Where You Can Find More Information.”

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share, our “common stock,” and 25,000,000 shares of preferred stock, par value $0.001 per share, our “preferred stock”.

As of July 26, 2021, there were 109,307,740 shares of our common stock outstanding, which included 22,500 issued but unvested restricted shares, and no shares of our preferred stock outstanding. As of July 26, 2021, there were 102 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street by brokers and other nominees.

Common Stock

Under our amended and restated certificate of incorporation and amended and restated bylaws, holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our common stockholders and do not have cumulative voting rights in the election of directors. This means that, subject to any rights of holders of outstanding shares of our preferred stock, if any, to elect or vote in the election of directors, the holders of a majority of the outstanding shares of our common stock can elect all of the directors standing for election by holders of our common stock and the holders of the remaining outstanding shares of our common stock are not able to elect any such directors. Under the terms of our amended and restated certificate of incorporation and our amended and restated bylaws, holders of our common stock do not have any conversion rights with respect to our common stock, nor is our common stock subject to any redemption or sinking provisions.

Holders of common stock are entitled to share ratably in any common stock dividends that may be declared by the board of directors out of legally available funds, subject to any preferential rights of our preferred stockholders, if any, to receive dividends and the terms of any existing or future agreements between us and our lenders. We presently intend to retain all available cash, if any, for use in the operation and expansion of our business and we therefore do not anticipate paying cash dividends on our common stock in the foreseeable future. In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution to our common stockholder after payment of or provision for all of our debts and other liabilities, and subject to any preferential rights of our preferred stock to receive distributions in the event of our liquidation, distribution or winding up.

Preferred Stock

Our board of directors is authorized, without vote or action by the stockholders, to issue from time to time up to an aggregate of 25,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each of these series, including, if applicable, the dividend rights and preferences, conversion rights, voting rights, terms and rights of redemption, including without limitation sinking fund provisions, redemption price or prices, liquidation rights and preferences, and the number of shares constituting any series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders and may adversely affect the dividend, liquidation and voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We currently have no plans to issue any shares of preferred stock.

We believe that the ability to issue preferred stock without the expense and delay of a special stockholders’ meeting provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. This also permits the board of directors to issue preferred stock containing terms which could impede the completion of a takeover attempt. This could discourage an acquisition attempt or other transaction which stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then market price of the stock.

Anti-takeover Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of us by means of a tender offer, a proxy contest or otherwise, or removing incumbent officers and directors. These provisions, some of which are described below, may discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage any person seeking to acquire control of us to first negotiate with our board of directors. We believe the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Classified Board

Our amended and restated certificate of incorporation provides that subject to the rights of holders of any one or more series of preferred stock to elect one or more directors, the board shall be divided into three (3) classes, with the intention that each class consist of approximately one-third of the total number of our directors. At each annual meeting of stockholders, each of the successors elected to replace the directors of a class whose term expires at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Our stockholders elect only one class of directors each year. We believe that classification of our board of directors helps to assure the continuity of our business strategies and policies. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of our stockholders generally are required to effect a change in a majority of our board of directors.

Removal of Directors; Filling Vacancies and Newly Created Directorships

Our amended and restated certificate of incorporation and amended and restated bylaws provide that subject to any limitations imposed by law and the rights of the holders of any series of our preferred stock, the board of directors or any individual director may be removed from office by our stockholders only for cause. Subject to the rights of holders of any series of outstanding preferred stock, vacancies in the board and newly created directorships shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of directors then in office, or by a sole remaining director, and shall not be filled by stockholders. Our board of directors currently includes a total of seven directors. Our board of directors has the power to fix the number of directors within a range specified in our amended and restated bylaws.

No Written Consent of Stockholders

Our amended and restated certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation provides that special meetings of stockholders may only be called by the chairman of our board of directors, our chief executive officer, or our board of directors. In addition, our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice of such meeting.

Advance Notice Requirements and Procedures

Our amended and restated bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder nominations and proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws. These provisions may have the effect of precluding the nomination of candidates for election as directors and the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment to Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides that the affirmative votes of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, are required to amend certain provisions of our certificate of incorporation, including provisions relating to the size of our board of directors, term and classification of directors, removal of directors, filling board vacancies and newly-created directorships, special meetings of stockholders, shareholder action by written consent, limitation of liability and indemnification, and amendment of the certificate of incorporation and bylaws.

The affirmative votes of the holders of at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of our voting stock are required to amend or repeal our bylaws. In addition, our amended and restated bylaws may be amended by our board of directors.

Blank Check Preferred Stock

Our amended and restated certificate of incorporation permits our board of directors, without vote or action by the stockholders, to issue from time to time up to an aggregate of 25,000,000 shares of preferred stock in one or more series and to fix or alter the number of shares and other terms and provisions of each such series, which may include voting rights, dividend rights and preferences, rights to convert to common stock or other securities, and liquidation rights and preferences. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting, economic or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amounts and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL, as amended. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is, in general, a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15 percent or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•

before the stockholder became interested, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Delaware as Sole and Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless a majority of our board of directors consents in writing to an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, as amended, or our certificate of incorporation or bylaws, or (iv) any action asserting a claim against us or any of our directors, officers or employees governed by the internal affairs doctrine of the State of Delaware.

NASDAQ Global Select Market Listing

Our common stock is listed on The NASDAQ Global Select Market under the symbol “ATNX”.

Registration Rights

In connection with our acquisition of Kuur, we are registering for resale the shares of our common stock received by the stockholders and certain former employees and directors of Kuur in connection with the transaction under the Securities Act.

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock or preferred stock. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

•	any Selling Stockholder will act independently of us in making decisions with respect to the timing, manager and size of each sale of shares of common stock covered by this prospectus.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common stock or preferred stock at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common stock or preferred stock that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find More Information” beginning on page 30 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units offered under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a Current Report on Form 8-K that we file with the SEC, the form of unit agreement that describes the terms of the series of units being offered, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of one or more shares of common stock and warrants in any combination. Each unit would be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit would have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock” and “Description of Warrants” will apply to each unit and to any common shares or warrants included in each unit, respectively.

Unit Agent

The name and address of the unit agent for any units we offer will be set forth in the applicable prospectus supplement.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes. Additional information on the use of net proceeds from an offering of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

We will not receive any proceeds from securities offered for resale by the Selling Stockholders named herein.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the Selling Stockholders of an aggregate of up to 15,601,667 shares of our Common Stock. Each of the Selling Stockholders have each represented to us that it purchased all of the securities registered by the registration statement of which this prospectus is a part in connection with our acquisition of Kuur and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute such shares of Common Stock. Other than as described in the table below, the Selling Stockholders and their affiliates have not held a position or office, or had any material relationship, with us within the last three years.

The table below: (1) lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of our Common Stock by the Selling Stockholders; (2) has been prepared based upon information furnished to us by the Selling Stockholders; and (3) to our knowledge, is accurate as of the date of this prospectus. The Selling Stockholders may sell all, some or none of their securities in this offering. The Selling Stockholders identified in the table below may have sold, transferred or otherwise disposed of some or all of their securities since the date of this prospectus in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

	Shares Beneficially Owned Prior to the Offering(1)		Maximum Number of Shares to be sold in this Offering(2)	Shares Beneficially Owned After the Offering(1)(2)(3)
Selling Stockholder	Number	Percentage		Number	Percentage
IP2IPO Portfolio L.P (4)	9,205,672	8.42%	9,205,672	—	—
Schroder UK Public Private Trust PLC (5)	2,081,106	1.90%	2,081,106	—	—
HPSO SPV Limited	1,432,893	1.31%	1,432,893	—	—
Touchstone Innovations Businesses LLP (6)	1,049,082	0.96%	1,049,082	—	—
Kevin S. Boyle, Sr.	492,036	0.45%	492,036	—	—
Baylor College of Medicine	416,668	0.38%	416,668	—	—
Kurt Christian Gunter	266,520	0.24%	266,520	—	—
Annalisa Mary Jenkins	246,018	0.23%	246,018	—	—
Thomas Hecht	164,012	0.15%	164,012	—	—
Julia P. Gregory	164,012	0.15%	164,012	—	—
State Street Nominees Limited 34ZG (7)	42,645	0.04%	42,645	—	—
Melinda Kay Lackey	41,003	0.04%	41,003	—	—
TOTAL	15,601,667	14.27%	15,601,667	—	—

(1)

Percentage ownership for the Selling Stockholders is determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations thereunder and is based on 109,307,740 outstanding shares of our Common Stock as of July 26, 2021.

(2)

Since the Selling Stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the Selling Stockholders will offer pursuant to this prospectus or that the Selling Stockholders will own upon completion of the offering to which this prospectus relates. For purposes of the above table we assumed the Selling Stockholders will sell all of their shares, however, certain Selling Stockholders are subject to contractual restrictions pursuant to lock-up agreements.

(3)

The totals reported in this column assume that (a) all of the securities registered by the registration statement of which this prospectus is a part are sold in this offering; (b) the Selling Stockholders do not (i) sell any of the shares of Common Stock, if any, that have been issued to them other than those covered by this prospectus; and (ii) acquire additional shares of our Common Stock after the date of this prospectus and prior to the completion of this offering.

(4)

Based solely on the Schedule 13G filed with the SEC on May 27, 2021 by IP Group PLC on behalf of the following persons: (i) IP Group PLC, a public limited company incorporated in England and Wales (“IP Group”); (ii) IP2IPO Portfolio L.P., a limited partnership registered in England and Wales (“IP2IPO”); and Touchstone Innovations Businesses LLP, a limited liability partnership incorporated in England and Wales (“Touchstone”):

These securities are directly held by IP2IPO, which is an indirect subsidiary wholly owned by IP Group, and, therefore, IP Group may be deemed to beneficially own all of the securities directly held by IP2IPO.

The principal address of each of IP Group and IP2IPO is The Walbrook, 25 Walbrook, London, United Kingdom EC4N 8AF.

(5)	Schroder Adveq Management AG is the beneficial owner of these shares.

(6)	Based solely on the Schedule 13G filed with the SEC on May 27, 2021 by IP Group on behalf of the following persons: (i) IP Group; (ii) IP2IP; and Touchstone:

These securities are directly held by Touchstone, which is an indirect subsidiary wholly owned by IP Group, and, therefore, IP Group may be deemed to beneficially own all of the securities directly held by Touchstone.

The principal address of each of IP Group and Touchstone is The Walbrook, 25 Walbrook, London, United Kingdom EC4N 8AF.

(7)	Omnis Income & Growth Fund is the beneficial owner of these shares.

Set forth below is a description of the relationship between certain selling stockholders and the Company (and its predecessors and affiliates) within the last three years. Kuur Therapeutics Ltd. (formerly known as Cell Medica Ltd.) (“Kuur Ltd.”) is a subsidiary of Kuur.

•

Kevin S. Boyle, Sr. is currently a consultant to Athenex, Inc. and was previously the Chief Executive Officer of Kuur, Kuur Therapeutics Ltd. (formerly known as Cell Medica Ltd.) (“Kuur Ltd.”), and was also the Chief Financial Officer of Kuur Ltd.

•	Kurt Christian Gunter is currently the Chief Medical Officer for Cell Therapy and Head of Regulatory Affairs for Athenex, Inc. and was previously the Chief Medical Officer of Kuur and Kuur Ltd.

•	Annalisa Mary Jenkins was previously a board member of Kuur and Kuur Ltd. within the last three years.

•	Thomas Hecht was previously a board member of Kuur and Kuur Ltd. within the last three years.

•	Julia P. Gregory was previously a board member of Kuur and Kuur Ltd. within the last three years.

•	Melinda Kay Lackey is currently Legal Counsel, Cell Therapy of Athenex, Inc. and was previously Legal Counsel of Kuur and Kuur Ltd. and the Senior Legal counsel of Kuur Ltd.

•

Sam Williams was previously a member of the board of Kuur. Each of Touchstone and IP2IPO are indirect subsidiaries wholly owned by IP Group to which Sam Williams is the managing partner of the life sciences department.

•

Baylor College of Medicine is a party to a license agreement and co-development agreement with Cell Medica, Inc., an indirect subsidiary of the Company, pursuant to which Baylor College of Medicine licenses certain technology to the Company and performs research services related to that licensed technology. Baylor College of Medicine held a seat on Kuur Therapeutic, Inc.’s board of directors based on their equity ownership in the entity, which was greater than 5%. This seat was occupied by Shawn Davis.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through underwriters for resale to purchasers;

•	through dealers to purchasers;

•	through agents to purchasers;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We may also sell the securities covered by this registration statement in an “at the market offering” as defined in Rule 415 under the Securities Act. Such offering may be made into an existing trading market for such securities in transactions at other than a fixed price, either:

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on or through the facilities of the NASDAQ Global Select Market or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale; and/or

•	to or through a market maker other than on the NASDAQ Global Select Market or such other securities exchanges or quotation or trading services.

We may also issue the securities as a dividend or distribution or in a subscription rights offering to our stockholders, in each case subject to applicable restrictive covenants contained in agreements and instruments governing our debt at the time of such dividend, distribution or offering. Any such dividend, distribution or subscription rights may or may not be transferable by stockholders. Other than with respect to the resale of common stock by the Selling Stockholders, the applicable prospectus supplement will describe the specific terms of the dividend, distribution or subscription rights, including the terms of the dividend, distribution or subscription rights offering, the terms, procedures and limitations relating to the exchange and exercise of the dividend, distribution or subscription rights and, if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of common stock, other class of securities or units through the issuance of a dividend, distribution or subscription rights.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale; or

•	at prices related to such prevailing market prices;

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price and the proceeds we will receive from the sale of the securities;

•	any discounts and commissions to be allowed or re-allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or re-allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We or any Selling Stockholder may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	the in-kind distribution of the shares by an investment fund to its limited partners, members or other equity holders;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

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the purchase by an institution of the securities covered under that contract shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which that institution is subject; and

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if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, or perform services (including investment banking services) for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over-allot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Harter Secrest & Emery LLP will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are herein incorporated by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Kuur Therapeutics Inc. as of and for the year ending December 31, 2020, appearing in the Company’s Current Report on Form 8-K/A dated May 4, 2021, have been audited by Moss Adams LLP, independent auditors, as set forth in their report included therein, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Shares of Common Stock

Pre-Funded Warrants to Purchase up to                Shares of Common Stock

Warrants to Purchase up to                Shares of Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

    , 2022

Sole Bookrunning Manager

SVB Securities